Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports: (1) dated March 28, 2008, with respect to the statutory-basis financial statements and schedules of Transamerica Occidental Life Insurance Company, and (2) dated March 31, 2008, with respect to the subaccounts of Transamerica Occidental Life Insurance Company Separate Account VUL-5, included in Post-Effective Amendment No. 11 to the Registration Statement (Form N-6 No. 333-51916) under the Securities Act of 1933 and the related Prospectus of Transamerica Occidental Life Insurance Company Separate Account VUL-5.

                              /s/ Ernst & Young LLP
Des Moines, Iowa
April 24, 2008